Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

December 2013 Performance Update

Equinox Frontier Funds Supplement Dated December 31, 2013 to Prospectus Dated April 30, 2013.

Equinox Frontier Funds Class 2

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the Equinox Frontier Funds is detailed below:*

	December 31, 2013	December 31, 2013
Equinox Frontier Funds Class 2	MTD	YTD	NAV / Unit
Equinox Frontier Diversified Fund-2	1.71%	-6.10%	$94.35
Equinox Frontier Long/Short Commodity Fund-2a	1.02%	-13.09%	$100.34
Equinox Frontier Masters Fund-2	-1.31%	-7.57%	$99.46

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of December 31, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,978,999.68
Unrealized trading gain (loss)	(1,133,179.53)
Less: Commissions	(47,326.45)
Less: Trading Fee paid to Managing Owner	(68,396.86)
Interest income	34,400.45

Total Income	764,497.29
EXPENSES
Broker service fees	7,213.62
Incentive fees	126,160.08
Management fees	53,824.86

Total Expenses	187,198.56

Net Income (Loss)	$577,298.73

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	361,055.39386	$33,495,248.75	$92.77
Current month additions	26,052.98496	2,387,363.89
Current month redemptions	(19,181.26686)	(1,744,920.33)
Net income (loss) for current month		577,298.73	1.58

Net asset value, end of current month	367,927.11196	$34,714,991.04	$94.35

	Monthly rate of return		1.71%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$67,803.49
Unrealized trading gain (loss)	(18,890.40)
Less: Commissions	(3,751.97)
Less: Trading Fee paid to Managing Owner	(6,818.27)
Interest income	3,972.73

Total Income	42,315.58
EXPENSES
Broker service fees	719.12
Incentive fees	0.00
Management fees	9,530.44

Total Expenses	10,249.56

Net Income (Loss)	$32,066.02

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	34,745.79383	$3,451,116.20	$99.32
Current month additions	0.00000	0.00
Current month redemptions	(3,815.89191)	(379,776.69)
Net income (loss) for current month		32,066.02	1.02

Net asset value, end of current month	30,929.90192	$3,103,405.53	$100.34

	Monthly rate of return		1.02%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

EQUINOX FRONTIER MASTERS FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$282,382.45
Unrealized trading gain (loss)	(368,605.49)
Less: Commissions	(11,426.98)
Less: Trading Fee paid to Managing Owner	(21,434.89)
Interest income	11,675.58

Total Income	(107,409.33)
EXPENSES
Broker service fees	2,260.69
Incentive fees	0.00
Management fees	32,576.56

Total Expenses	34,837.25

Net Income (Loss)	$(142,246.58)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	106,626.41968	$10,745,564.16	$100.78
Current month additions	50.27063	5,000.00
Current month redemptions	(2,052.56911)	(202,156.11)
Net income (loss) for current month		(142,246.58)	(1.32)

Net asset value, end of current month	104,624.12120	$10,406,161.47	$99.46

	Monthly rate of return		-1.31%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 2

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$3,758,314.57
Unrealized trading gain (loss)	(2,226,021.07)
Less: Commissions	(89,866.23)
Less: Trading Fee paid to Managing Owner	(128,952.80)
Interest income	64,879.53

Total Income	1,378,354.00
EXPENSES
Trading fees	0.00
Broker service fees	58,307.39
Incentive fees	229,885.19
Management fees	101,503.76

Total Expenses	389,696.34

Net Income (Loss)	$988,657.66

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	717,529.97861	$64,070,922.42	$89.29
Current month additions	26,534.36314	2,428,632.97
Current month redemptions	(46,131.91812)	(4,029,175.17)
Net income (loss) for current month		988,657.66	1.63

Net asset value, end of current month	697,932.42363	$63,459,037.88	$90.92

	Monthly rate of return		1.83%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$534,774.30
Unrealized trading gain (loss)	(144,290.10)
Less: Commissions	(29,267.34)
Less: Trading Fee paid to Managing Owner	(34,787.73)
Interest income	31,193.03

Total Income	357,622.16
EXPENSES
Trading fees	0.00
Broker service fees	16,566.76
Incentive fees	0.00
Management fees	104,883.15

Total Expenses	121,449.91

Net Income (Loss)	$236,172.25

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	247,158.15684	$26,470,388.40	$107.10
Current month additions	616.24878	61,089.68
Current month redemptions	(16,199.12373)	(1,662,552.85)
Net income (loss) for current month		236,172.26	1.31

Net asset value, end of current month	231,575.28189	$25,105,097.48	$108.41

	Monthly rate of return		1.22%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$934,356.88
Unrealized trading gain (loss)	(1,230,741.39)
Less: Commissions	(37,677.63)
Less: Trading Fee paid to Managing Owner	(70,426.48)
Interest income	38,349.98

Total Income	(366,138.64)
EXPENSES
Trading fees	0.00
Broker service fees	43,395.11
Incentive fees	0.00
Management fees	107,027.33

Total Expenses	150,422.44

Net Income (Loss)	$(516,561.08)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	373,513.14562	$35,616,256.48	$95.35
Current month additions	2,775.78276	244,882.45
Current month redemptions	(17,236.14099)	(1,573,795.18)
Net income (loss) for current month		(516,561.09)	(1.29)

Net asset value, end of current month	359,052.78739	$33,770,782.66	$94.06

	Monthly rate of return		-1.36%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND